Exhibit 99.1

For Information: Michael D. Friday	For Immediate Release
Telephone: (216) 910-3503	August 13, 2007

Aleris Reports Second Quarter Results

BEACHWOOD, Ohio –August 13, 2007 – Aleris International, Inc. today reported results for the second quarter ended June 30, 2007.

Summary

•

Revenues for second quarter 2007 were $1.6 billion, compared with $1.0 billion in second quarter 2006, a 60% increase, driven primarily by the August 2006 acquisition of the downstream aluminum business of Corus Group plc (“Corus Aluminum”).

•	During the first six months of 2007, Aleris expanded its inventory hedging program, which is designed to protect the value of the Company’s underlying inventory from significant changes in the LME.

•

EBITDA excluding special items for second quarter 2007 was $104.6 million compared with $102.7 million for the comparable period last year. Adjusting for its inventory hedging program, the Company’s EBITDA excluding special items was $128.2 million for the second quarter 2007 compared with $118.7 million for the second quarter 2006.

•

The Company generated record free cash flow of $119.9 million compared with free cash flow of $38.0 million in the second quarter 2006 driven by the Company’s continued efforts to optimize working capital.

•

Productivity and synergy savings of $31 million were achieved in the second quarter 2007, with the Company’s Six Sigma initiative strongly contributing to total productivity savings. The Company now expects to achieve $65 million in total Corus Aluminum related synergies, an increase from its previous estimate of $45 million.

•

Progress continued on the Company’s strategic growth initiatives as the acquisition of EKCO Products was completed on May 3, 2007 and the proposed purchase of Wabash Alloys was announced on July 5, 2007.

•	Year-to-date, revenues were $3.2 billion compared with $1.9 billion last year, while EBITDA excluding special items increased 23% to $222.3 million from $181.1 million.

•

Pro forma EBITDA excluding special items and including synergies as permitted by the Company’s Revolving Credit Agreement, for the last 12 months (“LTM”) was $502.4 million. Net debt was $2.5 billion at quarter end. Pro forma net debt to EBITDA excluding special items and including synergies was 5.0x.

Aleris International, Inc

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
	(Successor) (1)	(Predecessor) (1)	(Successor) (1)	(Predecessor) (1)
		(unaudited)
	(Dollars and pounds in millions)
Shipments (pounds):
Global rolled and extruded products	564.6	290.6	1,116.6	565.5
Global recycling	824.1	782.2	1,613.1	1,545.0
Global zinc	89.6	113.2	176.6	216.0
Revenue	$1,616.1	$1,012.8	$3,215.2	$1,860.4
Net income (loss)	34.9	55.4	(18.2)	83.6
EBITDA excluding special items(2)	104.6	102.7	222.3	181.1
Cash flows provided by operating activities	97.8	31.2	100.6	66.6
Free cash flow(2)	119.9	38.0	175.1	76.5

(1)	This press release refers to the period subsequent to the acquisition of the Company by TPG as the “Successor Period” while the period prior to the acquisition by TPG is referred to as the “Predecessor Period.”
(2)	This press release refers to various non-GAAP (generally accepted accounting principles) financial measures including EBITDA, EBITDA excluding special items and free cash flow. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts.

“EBITDA,” as used in this press release, is defined as net income before interest income and expense, taxes, depreciation and amortization and minority interests. “EBITDA excluding special items,” as used in this press release, is defined as EBITDA excluding restructuring and other charges, mark-to-market SFAS No. 133 unrealized gains and losses on derivative financial instruments, the impact of the write-up of inventory and other items through purchase accounting, non-cash stock-based compensation expense, and sponsor management fees. “Free cash flow,” as used in this press release, is defined as EBITDA excluding special items less or plus changes in accounts receivable, inventory and accounts payable and less capital expenditures. In determining changes in inventory, the change in the reported balance sheet amounts due to the impact of the write-up of inventory through purchase accounting has been excluded. Management uses EBITDA and free cash flow as performance metrics and believes these measures provide additional information commonly used by our noteholders and lenders with respect to the performance of our fundamental business objectives, as well as our ability to meet future debt service, capital expenditures and working capital needs. Management believes EBITDA excluding special items is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items. Additionally, management uses EBITDA because the Company’s new senior secured asset-based revolving credit facility uses EBITDA with additional adjustments to measure its compliance with certain covenants.

Second Quarter 2007 Operating Results

Aleris reported second quarter 2007 revenues of $1.6 billion and net income of $34.9 million. These results include losses from special items consisting of $19.5 million for the impact of recording previously acquired assets at fair value, $1.7 million of restructuring and other charges, $2.3 million of sponsor management fees, and $1.1 million of charges for non-cash stock-based compensation, offset by $46.7 million of unrealized gains on derivative financial instruments.

For the second quarter of 2006, Aleris reported revenues of $1.0 billion and net income of $55.4 million. These results include $18.0 million of unrealized gains on derivative financial instruments and a $0.3 million benefit from restructuring, as well as unfavorable special items of $2.7 million for non-cash stock-based expense and $0.5 million for the impact of recording previously acquired assets at fair value.

EBITDA excluding special items totaled $104.6 million in the second quarter of 2007 compared with $102.7 million in the same period last year. Results were driven primarily by the Corus Aluminum acquisition and ongoing companywide productivity initiatives, partially offset by lower sales volumes in some of the Company’s North American based businesses, as well as $23.7 million of losses on inventory hedges that were established to reduce inventory exposure to fluctuations in the London Metal Exchange (“LME”). The company expects to realize inventory hedge gains in the third quarter 2007.

Free cash flow for the second quarter of 2007 was $119.9 million compared with $38.0 million in the second quarter of 2006. The principal reason for the increase was a heightened effort to reduce working capital which resulted in an improvement of $63 million in the second quarter of 2007 excluding the purchased working capital of EKCO Products.

Commenting on Aleris’s second quarter results, Steven J. Demetriou, Chairman and Chief Executive Officer, said, “We continue to be pleased with the growth and development of Aleris during the second quarter of 2007. Though we were adversely impacted by destocking in our distribution segment and challenging housing and transportation segments in North America, we continue to make progress on the integration of the Corus Aluminum acquisition in Europe and cost reduction improvements throughout our global operations which resulted in record free cash flow during the quarter. We now expect to achieve $65 million in synergies related to Corus, an increase from our previous estimate of $45 million.”

Demetriou added, “Our strategic growth initiatives continued with the completion of the acquisition of EKCO Products and the announcement of the pending purchase of Wabash Alloys, which produces aluminum casting alloys and molten metal throughout North America. We continue to focus on productivity and synergy capture, which contributed $31 million in savings during the second quarter, as well as growing through the acquisition of quality assets that we expect will provide excellent returns to our stakeholders.”

Year-to-date 2007 Operating Results

For the first half of 2007, Aleris reported revenues of $3.2 billion and a net loss of $18.2 million. The results were significantly impacted by unfavorable special items including $86.2 million for the impact of recording previously acquired assets at fair value, $8.9 million of restructuring and other charges, $4.6 million of sponsor management fees, and $1.8 million of charges for non-cash stock-based compensation, partially offset by unrealized gains of $47.6 million on derivative financial instruments.

For the comparable 2006 period, Aleris reported revenues of $1.9 billion and net income of $83.6 million. The 2006 results included favorable special items of $17.2 million for unrealized gains on derivative financial instruments and $0.3 million related to adjustments to reduce a restructuring accrual, partially offset by charges of $4.5 million for stock-based compensation and $1.6 million for the impact of recording previously acquired assets at fair value.

EBITDA excluding special items of $222.3 million for the first half of 2007 represents a 23% increase compared with $181.1 million for the first half of 2006. The increase were primarily driven by the Corus Aluminum acquisition and companywide productivity and synergy initiatives, offset partially by lower sales volumes at some of the Company’s North American based businesses, as well as $27.0 million of losses on inventory hedges that were established to reduce inventory exposure to fluctuations in the LME. Free cash flow for the first half of 2007 was $175.1 million compared with $76.5 million for the first half of 2006.

Global Rolled and Extruded Products

Global Rolled and Extruded Products shipments totaled 565 million pounds in the second quarter of 2007. This compares with shipments of 291 million pounds for the second quarter of 2006, with the increase driven by the Corus Aluminum and EKCO Products acquisitions. Excluding acquisitions, shipments were down approximately 20% compared with the 2006 second quarter, driven by continued weakness in North America, primarily in demand for building and construction, distribution, and transportation products. Shipments for the former Corus Aluminum were 321 million pounds for the second quarter of 2007 and continued to benefit from strong economic growth in aerospace and automotive applications. The former EKCO business, acquired during the second quarter, contributed 12 million pounds to the total shipments in the second quarter.

Global Rolled and Extruded Products segment income was $27.5 million in the second quarter of 2007, compared with segment income of $52.4 million in the prior-year period. Excluding the impact of $19.9 million of purchase accounting adjustments (recording previously acquired assets at fair value) which are recorded at the segment level, segment income in the second quarter of 2007 was $47.4 million, compared with $52.9 million in the prior-year second quarter, after adjusting for $0.5 million of purchase accounting adjustments in 2006. The Corus Aluminum and EKCO Products acquisitions and productivity initiatives improved segment income, but were more than offset by reduced volumes in the U.S., the impact of the unfavorable inventory hedges and metal price lag.

Material margins, on a pro forma basis including the Corus Aluminum acquisition, remained stable at $0.62 per pound in the second quarter, benefiting from productivity initiatives, favorable scrap spreads and an improved product mix, offset by losses on the inventory hedges. Cash conversion costs remained unchanged from the first quarter of 2007 at $0.39 per pound and compared with $0.36 per pound in the prior-year period as underlying productivity improvements were more than offset by the unfavorable impact of the stronger Euro and lower volume in North America.

Year-to-date Global Rolled and Extruded Products shipments totaled 1.1 billion pounds compared with 566 million pounds reported in the first half of 2006. The increase was primarily driven by the Corus Aluminum acquisition, which contributed 632 million pounds. The segment’s 2007 year-to-date income of $38.3 million compared with $94.8 million in the same period last year. However, year-to-date 2007 includes $72.1 million of unfavorable purchase accounting adjustments which are recorded at the segment level. After adjusting for purchase accounting, year-to-date segment income for 2007 would be $110.4 million, up 15% compared with the first half of 2006, due primarily to the acquisition of Corus Aluminum as well as the benefits from productivity improvements, offset partially by lower volume in North America and inventory hedge losses. Year-to-date pro forma material margins improved to $0.65 per pound in 2007 from $0.64 per pound in 2006, while cash conversion costs increased by $0.02 per pound in 2007 to $0.39 per pound, both primarily related to the stronger Euro.

Global Recycling

Global Recycling shipments of 824 million pounds in the second quarter of 2007 were up 5% compared with the 782 million pounds shipped in the year-earlier quarter. Segment income was $25.2 million in the second quarter of 2007 compared with $30.2 million in the second quarter of 2006. The decrease was driven by lower scrap spreads in North America, partially offset by volume increases, primarily in Europe, and productivity improvements overall.

For the first half of 2007, shipments increased to 1.6 billion pounds from 1.5 billion pounds in 2006, primarily driven by a 68 million pound increase in Europe, while North American volume was essentially flat. Segment income for the first half of 2007 was $40.9 million compared with $48.3 million for the year-earlier period. Excluding purchase accounting adjustments of $2.9 million, segment income of $43.8 million was slightly below the prior year’s first half, driven by less favorable scrap spreads in the specification alloy business.

Global Zinc

Global Zinc reported second quarter 2007 volume of 90 million pounds, a decrease of 21% from 113 million pounds in the second quarter of 2006. Segment income of $7.1 million for the second quarter of 2007 compared with $19.8 million of segment income for the second quarter of 2006. The decrease from the prior-year period was due to lower volume caused by lower demand by tire and rubber customers, lower margins from trading activities and higher material costs. LME zinc prices increased by approximately 11% during the quarter, to $1.66 per pound in the second quarter from $1.49 per pound in the first quarter of 2007.

Year-to-date shipments for the segment totaled 177 million pounds in 2007 compared with 216 million pounds in 2006. Year-to-date segment income of $6.5 million in 2007 compared with $34.9 million in the prior-year period. The decrease was driven primarily by a purchase accounting adjustment of $11.1 million, lower volume, less favorable scrap spreads and an unfavorable metal price lag resulting from the first quarter 2007 liquidation of inventory acquired at historically high fourth quarter 2006 prices.

Corporate Expense

Corporate expense primarily includes corporate general and administrative expense (G&A), other income/expense and interest expense. In addition, in order to simplify understanding of ongoing segment operations, corporate expense includes all restructuring and other charges as well as non-cash adjustments associated with mark-to-market SFAS No. 133 accounting for derivative financial instruments. In the second quarter of 2007, Aleris results included $46.7 million of unrealized gains on derivative financial instruments, partly offset by $2.3 million of sponsor management fees, $1.7 million of restructuring and other charges, and $1.1 million of charges for non-cash stock-based compensation.

Corporate G&A decreased to $19.0 million in the second quarter of 2007 from $19.8 million in the same period of 2006 as the addition of sponsor management fees was more than offset by a reduction in variable compensation expenses. Year-to-date Corporate G&A increased to $37.1 million from $35.2 million in the first six months of 2006 as sponsor management fees and increased operating costs at the Company’s European headquarters were only partially offset by lower incentive and stock-based compensation expense.

Interest expense for the second quarter of 2007 increased to $54.7 million from $13.7 million in the second quarter of 2006 due to higher borrowings associated with the refinancing to fund the Corus Aluminum acquisition and the refinancing to fund TPG’s acquisition of Aleris. For the first half of 2007, interest expenses increased to $110.5 million compared with $27.7 million in the same period of 2006.

Our 2007 effective tax rate is expected to be 25.5% compared to 38.3% in 2006 benefiting from new tax rules in Belgium and our financing structure in Europe. For 2007, cash taxes will be approximately $30 million.

Capital expenditures were $47.5 million for the second quarter of 2007, compared with $14.8 million for the previous year’s second quarter. The increase is primarily attributable to the Corus Aluminum acquisition which accounted for $31 million of capital expenditures in the second quarter 2007. Year-to-date capital expenditures were $92.2 million compared with $25.8 million in the first half of 2006.

Conference Call and Webcast Information

Aleris will hold a conference call August 13, 2007 at 11 a.m. Eastern time. Steven J. Demetriou, Chairman and Chief Executive Officer, and Michael D. Friday, Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 866-578-5784 or 617-213-8056 and referencing passcode 47795294 at least 10 minutes prior to the presentation, which will begin promptly at 11 a.m. Eastern time. In addition, the conference call will be broadcast live over the Internet at www.aleris.com.

A replay of the conference call will be posted on the Company’s Web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode 64198207 beginning at 1:00 pm Eastern time, August 13 until 11:59 p.m. Eastern time, August 27, 2007.

About Aleris

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. The Company is also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 48 production facilities in North America, Europe, South America and Asia, and has approximately 8,500 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

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SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2007 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; an anticipated favorable economic environment in 2007; future benefits from acquisitions and new products; expected benefits from changes in the industry landscape; and anticipated synergies resulting from the merger with Commonwealth, the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in Aleris’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and quarterly report on Form 10-Q for the quarter ended March 31, 2007, particularly the sections entitled “Risk Factors” contained therein.

Contact:	Michael D. Friday
Aleris International, Inc.
Phone # 216-910-3503

Aleris International, Inc.

Consolidated Statement of Operations

(unaudited)

(in millions)

	For three months ended June 30,		For six months ended June 30,
	2007	2006	2007	2006
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Revenues	$1,616.1	$1,012.8	$3,215.2	$1,860.4
Cost of sales	1,495.6	890.1	3,027.9	1,647.3

Gross profit	120.5	122.7	187.3	213.1
Selling, general and administrative expense	58.6	29.7	120.3	56.5
Restructuring and other charges (credits)	1.7	(0.3)	8.9	(0.3)
Gains on derivative financial instruments	(29.9)	(9.3)	(35.3)	(5.2)

Operating income	90.1	102.6	93.4	162.1
Interest expense	54.7	13.7	110.5	27.7
Interest income	(0.8)	(0.4)	(2.2)	(0.6)
Other expense, net	5.6	0.8	7.3	1.3

Income (loss) before provision for income taxes and minority interests	30.6	88.5	(22.2)	133.7
(Benefit from) provision for income taxes	(4.5)	32.9	(4.4)	49.7

Income (loss) before minority interests	35.1	55.6	(17.8)	84.0
Minority interests, net of provision for income taxes	0.2	0.2	0.4	0.4

Net income (loss)	$34.9	$55.4	$(18.2)	$83.6

Aleris International, Inc.

(unaudited)

(in millions)

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Supplemental information:
Depreciation and amortization	$42.2	$16.0	$82.3	$31.7
Capital spending	47.5	14.8	92.2	25.8

Segment reporting:
Shipments (pounds)
Global rolled and extruded products	564.6	290.6	1,116.6	565.5
Global recycling	824.1	782.2	1,613.1	1,545.0
Global zinc	89.6	113.2	176.6	216.0

Revenues:
Global rolled and extruded products	$1,089.9	$477.8	$2,153.5	$890.3
Global recycling	417.9	389.0	842.0	734.6
Global zinc	148.0	151.7	290.6	248.6
Intersegment eliminations	(39.7)	(5.7)	(70.9)	(13.1)

	$1,616.1	$1,012.8	$3,215.2	$1,860.4

Segment income (loss):
Global rolled and extruded products	$27.5	$52.4	$38.3	$94.8
Global recycling	25.2	30.2	40.9	48.3
Global zinc	7.1	19.8	6.5	34.9

	$59.8	$102.4	$85.7	$178.0

Corporate general and administrative expense	$(19.0)	$(19.8)	$(37.1)	$(35.2)
Restructuring and other (charges) credits	(1.7)	0.3	(8.9)	0.3
Unrealized gains from derivative financial instruments	46.7	18.0	47.6	17.2
Interest expense	(54.7)	(13.7)	(110.5)	(27.7)
Interest and other income (expense), net	(0.5)	1.3	1.0	1.1

Income (loss) before income taxes and minority interests	$30.6	$88.5	$(22.2)	$133.7

Aleris International, Inc.

Condensed Consolidated Balance Sheet

(in millions)

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$74.8	$126.1
Accounts receivable, net	820.2	692.5
Inventories	936.6	1,023.6
Deferred income taxes	4.8	34.6
Derivative financial instruments	75.1	77.5
Other current assets	55.7	38.9

Total Current Assets	1,967.2	1,993.2

Property, plant and equipment, net	1,270.6	1,223.1
Goodwill	1,442.2	1,362.4
Intangible assets, net	79.5	84.1
Other assets	156.5	145.6

TOTAL ASSETS	$4,916.0	$4,808.4

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$672.9	$554.3
Accrued liabilities	322.4	338.7
Deferred income taxes	37.7	37.7
Current maturities of long-term debt	18.0	20.5

Total Current Liabilities	1,051.0	951.2

Deferred income taxes	135.5	141.2
Long-term debt	2,572.7	2,567.5
Other long-term liabilities	306.0	303.1
Stockholder’s equity	850.8	845.4

TOTAL LIABILITIES AND EQUITY	$4,916.0	$4,808.4

Aleris International, Inc.

Reconciliation of Net (Loss) Income to

Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and EBITDA Excluding Special Items

(unaudited)

(in millions)

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Net income (loss)	$34.9	$55.4	(18.2)	$83.6
Interest expense, net	53.9	13.3	108.3	27.1
Income taxes	(4.5)	32.9	(4.4)	49.7
Minority interests	0.2	0.2	0.4	0.4
Depreciation and amortization	42.2	16.0	82.3	31.7

EBITDA	126.7	117.8	168.4	192.5
Unrealized (gains) losses on derivative financial instruments	(46.7)	(18.0)	(47.6)	(17.2)
Restructuring and other charges	1.7	(0.3)	8.9	(0.3)
Impact of recording acquired assets at fair value	19.5	0.5	86.2	1.6
Sponsor management fee	2.3		4.6
Stock-based compensation expense	1.1	2.7	1.8	4.5
Sale of Carson, CA property	—	—	—	—
Loss on early extinguishment of debt	—	—	—	—
Realized hedge gain - Corus Aluminum	—	—	—	—
Estimated synergies - Corus Aluminum	—	—	—	—

EBITDA, excluding special items	$104.6	$102.7	$222.3	$181.1

(1)	See note 2 on page 2.

Aleris International, Inc.

Reconciliation of Free Cash Flow to Net Income/(Loss)

Cash Provided by Operating Activities

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Free cash flow	$119.9	$38.0	$175.1	$76.5
Increase in accounts receivable, net	43.5	89.3	127.7	165.7
(Decrease) increase in inventories	(36.0)	47.2	(87.0)	43.8
Impact of recording acquired inventory at fair value	—	—	58.4	—
Increase in accounts payable	(44.8)	(86.6)	(118.6)	(130.7)
Less purchased working capital	(25.5)	—	(25.5)	—
Capital spending	47.5	14.8	92.2	25.8

EBITDA, excluding special items	104.6	102.7	222.3	181.1
Unrealized gains (losses) on derivative financial instruments	46.7	18.0	47.6	17.2

Restructuring and other charges	(1.7)	0.3	(8.9)	0.3
Impact of recording acquired assets at fair value	(19.5)	(0.5)	(86.2)	(1.6)

Sponsor management fee	(2.3)	—	(4.6)	—
Stock-based compensation expense	(1.1)	(2.7)	(1.8)	(4.5)

EBITDA	126.7	117.8	168.4	192.5
Interest expense	(54.7)	(13.7)	(110.5)	(27.7)
Interest income	0.8	0.4	2.2	0.6
Benefit from (provision for) income taxes	4.5	(32.9)	4.4	(49.7)
Depreciation and amortization	(42.2)	(16.0)	(82.3)	(31.7)
Minority interest, net of provision for income taxes	(0.2)	(0.2)	(0.4)	(0.4)

Net income (loss)	$34.9	55.4	$(18.2)	$83.6
Depreciation and amortization	42.2	16.0	82.3	31.7
(Benefit from) provision for deferred income taxes	(5.1)	7.6	(5.8)	13.0
Excess income tax benefits from exercise of stock options	—	(1.6)	—	(3.0)
Restructuring and other charges (credits):
Charges (credits)	1.7	(0.3)	8.9	(0.3)
Payments	(3.1)	(3.4)	(9.2)	(3.7)
Stock-based compensation expense	1.1	2.7	1.8	4.5
Unrealized (gains) losses on derivative financial instruments	(46.7)	(18.0)	(47.6)	(17.2)
Non-cash charges related to step-up in carrying value of inventory	0.4	—	55.6	—
Other non-cash charges	2.4	2.3	5.4	3.7
Net change in operating assets and liabilities	70.0	(29.5)	27.4	(45.7)

Cash provided by operating activities	$97.8	$31.2	$100.6	$66.6

Aleris International, Inc

Reconciliation of Pro Forma Net Income to

Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and EBITDA Excluding Special Items

(unaudited)

(in millions)

Twelve Months Ended June 30, 2007
Net income (loss)	$(53.9)
Interest expense, net	216.7
Income taxes	(60.7)
Minority interests	0.1
Depreciation and amortization	178.8

EBITDA	281.0
Unrealized (gains) losses on derivative financial instruments	(47.6)

Restructuring and other charges	51.1
Impact of recording acquired assets at fair value	130.1
Sponsor management fee	9.0
Stock-based compensation expense	8.0
Sale of Carson, CA property	(13.8)
Expected cost savings with Carson, CA property closing	—

Loss on early extinguishment of debt	54.4
Realized hedge gain - Corus Aluminum	(9.8)
Estimated synergies - Corus Aluminum	37.5
Estimated synergies - EKCO Products	2.5

EBITDA, excluding special items	$502.4

1.	See note 2 on page 2.
2.	Represents unaudited pro forma financial information for the 12 months ended June 30, 2007 and presents the Company’s combined results of operations as if the Corus Aluminum acquisition and the Acquisition had occurred on January 1, 2006. Pro forma EBITDA excluding special items excludes reported one-time gains related to the sale of the Carson, California rolling mill and hedges associated with the purchase price paid for Corus Aluminum, and the reported loss on the early extinguishment of debt but includes the expected synergy savings from the Corus Aluminum and EKCO Products acquisitions. The unaudited pro forma information is not necessarily indicative of the consolidated results of operations that would have occurred had the Corus Aluminum acquisition and the Acquisition been made at the beginning of the period presented or the future results of combined operations.